Exhibit 99.2

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Berkshire Hathaway Energy Media Hotline: 515-242-3022 mediahotline@brkenergy.com

Berkshire Hathaway Energy and Dominion Energy Agree to Terminate the Sale of Questar Pipeline Group

DES MOINES, Iowa – July 12, 2021 – Berkshire Hathaway Energy and Dominion Energy today announced they have agreed to terminate the planned sale of Questar Pipeline Group to Berkshire Hathaway Energy. The decision has no impact on the sale of gas transmission and storage assets to Berkshire Hathaway Energy completed in November 2020. That sale represented approximately 80% of the original transaction value.

About Berkshire Hathaway Energy
From our roots in renewable energy, Berkshire Hathaway Energy has grown to a $127.5 billion portfolio of locally managed businesses that share a vision of being the best energy company in serving our customers, while delivering sustainable energy solutions. These businesses deliver low-cost, safe and reliable service each day to more than 12 million electric and natural gas customers and end-users throughout the U.S., Great Britain and Alberta, Canada. Our employees pride themselves in putting customers first in all they do, and as a result, our businesses consistently rank high among energy companies in customer satisfaction. Berkshire Hathaway Energy is headquartered in Des Moines, Iowa, U.S. Learn more at www.brkenergy.com.

Forward-looking Statements
This news release contains statements that do not directly or exclusively relate to historical facts. These statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by the use of forward-looking words, such as “will,” “may,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “intend,” “potential,” “plan,” “forecast” and similar terms. These statements are based upon Berkshire Hathaway Energy Company’s current intentions, assumptions, expectations and beliefs and are subject to risks, uncertainties and other important factors. Many of these factors are outside the control of Berkshire Hathaway Energy Company and could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include the impact of natural disasters and weather effects on revenues and other operating uncertainties, uncertainties relating to economic, political and business conditions and uncertainties regarding the impact of laws and regulations, including laws and regulations related to environmental protection, changes in government policy and competition. The foregoing factors that could cause Berkshire Hathaway Energy Company’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should not be construed as exclusive and should be considered in connection with information regarding risks and uncertainties that may affect Berkshire Hathaway Energy Company’s future results included in Berkshire Hathaway Energy Company’s filings with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s website (www.sec.gov). Berkshire Hathaway Energy Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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